Exhibit 3.1


RECEIVED
SECRETARY OF STATE OF DELAWARE
JAN 25 2001

                          CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                              POLITICS.COM, INC


      POLITICS.COM, INC., a corporation organized and existing under the laws of the State of Delaware ("the Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

      FIRST: The Corporation's Certificate of Incorporation is hereby amended by deleting ARTICLE FIRST of the Certificate of Incorporation in its entirety and substituting therefore a new ARTICLE FIRST to read as follows:

             FIRST: Effective January 31, 2001, the name of the
             Corporation is "English Language Learning and Instruction System, Inc."

       SECOND: The Corporation's Certificate of Incorporation is hereby amended by amending and restating ARTICLE FOURTH of the Certificate of Incorporation as follows:

             FOURTH: (a) This Corporation is authorized to issue two classes of shares, designated respectively as "Capital Common Stock" and "Preferred Stock", and referred to herein as Common Stock or Common Shares or Preferred Stock or Preferred Shares, respectively. The number of authorized shares of Common Stock is fifty million (50,000,000), and the number of authorized shares of Preferred Stock is twenty million (20,000,000), and the par value of each of these shares is $.00001.

                     (b) Effective as of January 31, 2001 ("the Effective
             Time"), each TEN (10) outstanding shares of the Corporation's Common Stock, par value $.00001 per share ("the Old Common Stock"), shall be reclassified and changed into ONE (1) share of Common Stock, par value $.00001 per share (the "New Common Stock"). Upon such Effective Time, each holder of Old Common Stock shall thereupon be and become the holder of ONE (1) share of New Common Stock for every TEN (10) shares of Old Common Stock then held by such holder. Upon such Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall be deemed for all corporate purposes to evidence ownership of ONE (1) share of New Common Stock for each TEN (10) shares of Old Common Stock. As soon as practicable after such Effective Date, stockholders as of the date of reclassification will be notified of the reverse stock split and, upon delivery of their certificates of Common Stock will be sent new stock certificates representing their shares of New Common Stock.

      THIRD: The foregoing amendment to the Corporation's Certificate of Incorporation was deemed advisable and duly adopted by Resolution of the Corporation's Board of Directors dated December 15, 2000, in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

     FOURTH: The foregoing amendment to the Corporation's Certificate of Incorporation was duly adopted and approved by written consent of the Corporation's shareholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Laws of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the Corporation's President, does hereby execute this Certificate of Amendment and affirms and acknowledges under penalty of perjury that this is free act and deed and the facts stated herein are true as of January 22, 2001.

        DATED: January 22, 2001

         /s/ Howard R. Baer
         _______________________
         HOWARD R. BAER, President